March 1, 2005

Quantex Capital Corporation
Suite 205 - 4840 Delta Street
Delta, B.C., V4K 2T6
Canada

Attention:                 L. Evan Baergen, President & CEO

Dear Sirs:

Re:                 Engagement of Graydon Elliott Capital Corporation (the “Agent”)

Further to our conversations and meetings, we wish to express our interest to be engaged in connection with a financing for Quantex Capital Corporation (“Quantex” or the “Company”). We propose to act as agent to the Company to assist in raising up to US$2,175,000 (equivalent to approximately CDN$2,630,000), or such other amount as the parties may mutually agree, through equity private placement (hereinafter referred to as the “Financing”).

The core terms of our appointment as agent are described herein in this letter (the “Engagement Agreement”). Definitive terms will be set out in an agency agreement (the “Agency Agreement”) which will contain, amongst other provisions, representations, warranties, covenants, conditions, indemnities and termination provisions (including, without limitation, a broad “market out” right, a “disaster out” right, a “regulatory out” right and a “material change out” right) standard in agreements of this type, and such agreement will supersede this Engagement Agreement.

All references to dollar amounts in this Engagement Agreement are expressed in US Dollars, unless otherwise specified. The currency translation herein is based on the exchange rate of US$1 = CDN$1.2094.

DUE DILIGENCE

Upon signing this Engagement Agreement, the Agent will work with the Company to develop a financing plan, and undertake to complete our due diligence in an expeditious manner. Generally, the following items will need to be checked and/or verified to the Agent’s satisfaction:

(i)	We are to complete full background checks on existing and proposed management and assess corporate ability to grow and execute the business plan as provided.

(ii)	The intellectual property and agreements are to be assessed and evaluated in regards to risks, likely time frames, regulatory issues, industry trends and business opportunities.

(iii)	The contracts and relationships with customers and suppliers are to be assessed and evaluated.

(iv)	Appropriate regulatory approvals.

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(v)	Satisfactory assessments by the Agent and, where necessary, by third parties of all aspects of the business are to be obtained.

(vi)

The Company’s business plan, financial statements, financial projections and future development programs must be up to date and stand scrutiny. In addition, full details of all financial transactions must be provided.

(vii)	Detailed review of the Company’s cash flow to ensure adequacy of the planned financings.

(viii)	Market capitalization values pre and post financing must be satisfactory in light of current market conditions.

THE FINANCING

The Agent is appointed as the Company’s exclusive agent to conduct the Financing by way of the financing instrument(s) described below, on a commercially reasonable efforts basis. The Agent may offer selling group participation in the normal course of the brokerage business to selling groups of other licensed dealers, brokers and investment dealers, the fees of whom shall be the responsibility of the Agent and who may or who may not be offered part of the commissions or securities to be received by the Agent pursuant to this Agreement. The Financing will be conducted in British Columbia and such other jurisdictions as the parties may mutually agree. The key terms of the Financing are as follows:

The Financing:
(1)	Size:	Up to $2,175,000 (equivalent to approximately CDN$2,630,000)
(2)	Unit Price:	$0.30 per Unit
(3)	Unit Terms:	Each Unit consists of one (1) share of common stock of the Company and one (1) common share purchase warrant (the “Warrant”).
(4)	Warrant Terms:	Each Warrant will entitle the holder to purchase one additional share of common stock of the Company at a price of $0.40 per share for the first year from Closing and $0.50 per share for the second year from Closing.
(5)	Prospectus Exemptions:	The prospectus exemptions pursuant to Multilateral Instrument 45-103 to be used in B.C. are: (i) Accredited investor exemption, and (ii) Offering Memorandum
(6)	Registration Statement:	The Company shall file a registration statement Form SB2 pursuant to US Securities Act of 1934 or other forms as required with the US SEC.
(7)	Agent’s Commission:	Ten percent (10%) payable in cash.
(8)	Agent’s Warrants:	The Agent and the selling group participants will be

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granted warrants (the “Agent’s Warrants”) in an amount equal to 20% of the number of Units sold in the Private Placement.
(9)	Agent’s Warrants Terms:

Each Agent’s Warrant will entitle the Agent and the selling group participants to acquire one additional Common Share at a price of $0.40 per share for the first year from Closing and $0.50 per share for the second year from Closing.

(10)	Timing:

The Agent may, at its discretion, conduct multiple closings to complete the Private Placement. The first closing (the “First Closing”) of the Private Placement is anticipated to be completed in approximately eight (8) weeks after execution of this Engagement Agreement.

DOCUMENTS

The Company, together with its counsel, will be responsible for the preparation of all offering materials to be used in connection with the Financing, with the assistance of the Agent and its counsel.

RETAINER AND EXPENSES

The Company shall be responsible for all reasonable expenses related to the Financing, whether or not it is completed and therefore this obligation shall survive the termination of this Engagement Agreement, including all fees and disbursements of the Agent’s legal counsel, expenses related to road shows and marketing activities, printing costs, filing fees, the Agent’s out-of-pocket expenses and the fees and disbursements of legal counsel to the Agent. The Company shall also pay any applicable GST and PST on the foregoing amounts.

The Agent shall, from time to time, send an invoice to the Company representing any fees and expenses incurred, including those of the Agent’s legal counsel.

The Agent shall have the right to appoint an accounting firm to bring the Company’s financial statements up to date. The costs of such accounting firm will be borne by the Company.

CONDITIONS TO THE OBLIGATIONS OF THE AGENT

The Company represents, warrants and covenants that the following conditions will be satisfied prior to the completion of the Financing and will continue to be satisfied as at the closing of the Financing:

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1.

It is duly incorporated, validly exists, is in good standing with respect to the filing of annual returns under the general corporate law of the State of Delaware, has the necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business.

2.

It has duly obtained all corporate authorizations for the execution of this Engagement Agreement and for the performance of this Engagement Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound.

3.	This Engagement Agreement has been duly executed and delivered by it and constitutes a valid, binding and enforceable agreement against it.

4.

No proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

5.

There is not now pending against the Company nor to the knowledge of the Company is there threatened against it, any litigation or proceedings by or in any Court, tribunal or governmental agency, the outcome of which if adversely determined would materially adversely affect the business or continued operations of the Borrower.

6.

The Company agrees to use its best efforts to work with the Agent and the Agent’s assigned consultant(s) to develop a cash flow budget and business plan to the satisfaction of the Agent in a timely manner.

7.

Upon completion of the Financing, the Company agrees to use its best efforts to file or cause to file registration statements with the US SEC in the United States and obtain a reporting issuer status in a timely manner.

In addition, the Agent may withdraw from the Financing by giving notice in writing to the Company at any time if (in addition to such other standard termination rights as may be included in the Agency Agreement as contemplated elsewhere in this Engagement Agreement):

(a)	a material adverse change occurs or is likely to occur in the business, affairs or capital of the Company;

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(b)	the state of the financial markets becomes such that in the sole opinion of the Agent it would be impracticable or unprofitable to offer or continue to offer the proposed securities for sale; or

(c)	the Agent is not satisfied in its discretion with the completion of its due diligence investigations.

SHARE STRUCTURE

The proposed share structure of the Company is presented in Appendix A. The existing position and pro forma positions are presented to reflect the number of shares intended to be outstanding before and after the Financing. The share structure may vary depending upon forecasts, competitive factors, pricing, market factors and the evaluation of the Company.

RIGHT OF FIRST REFUSAL

The Agent shall have the right of first refusal, which will not be unreasonably withheld, for all future debt or equity financings of the Company, whether public or private and whether or not an investment dealer is or proposed to be involved, for a period of 24 months from the completion of the Financing. If the Agent is not willing to match the conditions of a public or private financing as available by the “right of first refusal”, the Company has the right to terminate its exclusivity rights.

The Agent shall have the exclusive right, for a period of 24 months from the completion of the Financing, to provide consulting services through the Agent’s subsidiaries or affiliated companies to the Company and its subsidiaries regarding any efforts to apply for any government grants or tax credits including but not limited to the Scientific Research and Experimental Development Program.

PIGGY-BACK REGISTRATION

We require that all the shares issued pursuant to the exercise of all the Warrants and Agent’s Warrants have piggyback registration rights with any registration statements filed with the US SEC in the United States by the Company.

OTHERS

The Company covenants and agrees to sign and deliver to the Agent, concurrently with the execution and delivery to the Agent of this Engagement Agreement, an indemnity as provided for in Appendix B attached hereto. This indemnity will survive the termination of this Engagement Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of the Agent but will be superseded by the indemnity

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clause contained in the Agency Agreement to be entered into between the Company and the Agent.

The Company recognizes and confirms that the Agent in acting pursuant to this Engagement will be using information, reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that the Agent does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to the Agent by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact.

The Company will, on a timely basis, make available or cause to be made available to the Agent or provide the Agent with access to all such information, data, documents, advice and opinions respecting the Company as the Agent may reasonably deem necessary for it to perform its engagement hereunder, and will provide or cause to be provided access to management, auditors and such other professional advisors of the Company as the Agent considers necessary or desirable, acting reasonably in order to perform its engagement hereunder and certificates as to matters of a factual nature as may be required by the Agent from time to time.

To the extent that it could reasonably be concluded to be relevant, the Company shall keep the Agent fully advised at all times of the activities of the Company. After closing the Financing, the Agent may, at its own expense and subject to the Company’s approval, place announcements or advertisements in financial newspapers and journals describing its services hereunder.

This agreement (a) shall be governed by and construed solely in accordance with the laws of the province of British Columbia and the laws of Canada applicable therein, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in writing executed by the Company and the Agent, (d) shall be binding upon and inure to the benefit of the Company, the Agent, the other Indemnified parties and their respective successors and assigns and (e) will be superceded by the execution of any definitive Agency Agreement.

Capitalized terms used in the Schedules hereto and not otherwise defined have the meaning ascribed thereto herein.

The parties agree to execute and deliver any other documents as may be considered necessary or desirable in order to give effect to the foregoing.

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The Agent would welcome this opportunity to act for the Company with respect to the Financing. Should you wish to accept this offer, please sign and return one copy of this letter agreement to the attention of Herrick Lau (Fax: 604-294-2403) whereupon the terms and conditions herein shall become a binding agreement. This letter agreement may be signed in counterparts and delivered by fax.

Yours truly,

GRAYDON ELLIOTT CAPITAL CORPORATION

Rodney Gelineau
President & CEO

The foregoing accurately reflects the terms of the transaction which we hereby agree to enter into and the undersigned agrees to be legally bound hereby.

Acknowledged and agreed this ____________day of __________________, 2005.

Quantex Capital Corporation

L. Evan Baergen
President & CEO

APPENDIX A

Proposed Share Structure

APPENDIX B

Indemnity Agreement

In connection with the engagement (the “Engagement”) of Graydon Elliott Capital Corporation (the “Agent”), pursuant to an engagement letter (the “Engagement Agreement”) between the Agent and Quantex Capital Corporation. (the “Indemnitor”) dated March 1, 2005, the Indemnitor hereby agrees to indemnify and hold harmless the Agent, each of its subsidiaries and each of its directors, officers, employees, partners, agents and shareholders (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), from and against any and all expenses, losses, claims (including shareholder actions, derivative or otherwise), actions, damages or liabilities, whether joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims, and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the “Claims”) to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement. However, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable shall determine that:

i.	the Indemnified Parties have been negligent or dishonest or have committed any fraudulent act in the course of such performance; and

ii.	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty or fraud referred to in (i).

If for any reason (other than the occurrence of any of the events itemised in (i) and (ii) above, the foregoing indemnity is unavailable to the Agent or any other Indemnified Party or insufficient to hold them harmless, the Indemnitor shall contribute to the amount paid or payable by any of the Indemnified Parties as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agent or any other Indemnified Party on the other hand but also the relative fault of the Indemnitor, the Agent or any other Indemnified Party, as well as any relevant equitable considerations provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Indemnified Party as a result of such Claimany excess of such amount over the amount of the fees received by the Agent under the Engagement Agreement.

The Indemnitor will not, without the Agent’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

The Indemnitor agrees that the Agent shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs and out-of-pocket expenses incurred by the Agent and any other Indemnified Party in connection therewith shall be paid by the Indemnitor as they occur. Without limiting the generality of the foregoing, the Indemnitor agrees to reimburse the Agent for the time spent by their personnel in connection with any Claim at their normal per diem rates.

Promptly after receipt of notice of the commencement of any Claim against the Agent or any other Indemnified Party or after receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agent or any other Indemnified Party will notify the Indemnitor in writing of the commencement and particulars thereof, provided that the omission to notify the Indemnitor shall not relieve the Indemnitor of any liability which it has to the Agent or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such Claim or results in any material increase in the liability which the Indemnitor has under this indemnity.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to all of the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agent and the other Indemnified Parties. The foregoing provisions shall survive the completion of the Engagement or any termination of the Engagement Agreement.

Graydon Elliott Capital Corporation	Quantex Capital Corporation
By its authorized signatory:	By its authorized signatory:

Rodney Gelineau	L. Evan Baergen
President & CEO	President & CEO